EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael F. Brigham
August 22, 2005		President and Chief Executive Officer
(207) 878-2770 Ext. 3106

DR. LINDA RHODES OF ALCHERABIO JOINS BOARD OF IMMUCELL

PORTLAND, Maine – August 22, 2005 — ImmuCell Corporation (NASDAQ: ICCC) today announced that Linda Rhodes, VMD, PhD has joined its Board of Directors.

Dr. Rhodes is the founder of AlcheraBio. She has 25 years’ experience in human and animal drug discovery and development, physiology, molecular biology, and clinical veterinary medicine.

Dr. Rhodes is a graduate of Sarah Lawrence College and received her VMD at the University of Pennsylvania School of Veterinary Medicine. After her veterinary clinical experience, she completed her PhD in physiology at Cornell University with funding from the National Institutes of Health. Following the completion of her PhD, she held a post-doctoral position in molecular biology at the State University of New York at Albany.

Dr. Rhodes has worked for major pharmaceutical companies, including 10 years at Merck and Merial, published her research in peer-reviewed journals, and presented her science at international meetings. In 2002 she was named to the adjunct faculty of the graduate program in animal science at Rutgers University and has designed and taught a graduate seminar on pharmaceutical development.

“I worked with ImmuCell on some consulting projects over the last year or so and have been impressed with both the science and the ability of the Company to execute on its plans for new product development. I am excited to get involved with the management of the Company at this stage of its development,” commented Dr. Rhodes.

“Linda’s experience in the dairy and beef industries as a veterinarian, in management and as a consultant makes her a valuable addition to our Board of Directors,” added Michael F. Brigham, president and CEO.

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

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